Exhibit 99.1

Tesoro Corporation Contributes Second Portion of Los Angeles Logistics Assets to Tesoro Logistics LP

SAN ANTONIO – December 6, 2013 - Tesoro Corporation (NYSE: TSO) and Tesoro Logistics LP (NYSE: TLLP) today announced that Tesoro Corporation (“Tesoro”) has contributed the majority of the remaining Los Angeles Logistics Assets (the “Los Angeles Logistics Assets”) owned by Tesoro’s subsidiary, Tesoro Refining & Marketing Company LLC, to Tesoro Logistics LP (“the Partnership”) for total consideration of $650 million. Consideration for the Los Angeles Logistics Assets contributed to the Partnership since the Los Angeles Acquisition on June 1, 2013 now totals $1.3 billion. Net cash proceeds to Tesoro from these contributions total $1.1 billion.

“With this sale, Tesoro has funded about half of the $2.4 billion Los Angeles acquisition purchase price with funds generated from sale of logistics assets embedded in the system of assets acquired,” said Greg Goff, President and CEO. “Using Tesoro Logistics to fund the acquisition is driving significant value to Tesoro’s shareholders.”

The purchase price of $650 million included cash proceeds of $585 million and Partnership equity valued at approximately $65 million. The equity consideration was based on the average daily closing price of TLLP’s common units for the 10 trading days prior to closing, or $50.86 per unit, with 1,126,348 units in the form of common units and 151,695 units in the form of general partner units.

The Los Angeles Logistics Assets, located near Tesoro’s Los Angeles, California refinery, include:

•	Two marine terminals with expected throughput of 285,000 barrels per day, which includes a marine terminal capable of handling a two million barrel capacity Very Large Crude Carrier.

•	Over 100 miles of active crude oil and refined products pipeline system connecting Tesoro’s Los Angeles refining complex with the acquired marine terminal facilities and TLLP’s Los Angeles area refined products terminal and storage facilities, with initial expected throughput of 550,000 barrels per day.

•	Dedicated crude oil and refined products storage terminals with capacity of 2.0 million barrels.

•	A petroleum coke handling and storage facility with an expected throughput of 2,600 metric tons per day, a refined products terminal and a shipping container storage lot.

The company intends to use the proceeds to repay an additional $300 million of the remaining $700 million of interim borrowings used to fund the Los Angeles Acquisition, taking Tesoro’s leverage, excluding TLLP, to 27% pro-forma as of September 30, 2013.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of 850,000 barrels per day. Tesoro’s retail-marketing system includes over 2,250 retail stations under the Tesoro®, Shell®, ARCO®, Exxon®, Mobil® and USA Gasoline™ brands.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectation of the use of proceeds from the acquisition and throughput rates. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:

Investors:

Brian Randecker, Senior Director, Investor Relations, (210) 626-4757

Media:

Tesoro Media Relations, media@tsocorp.com, (210) 626-7702